Exhibit 99.1

Staffing 360 Solutions’ Executive Chairman Releases Letter to Employees and Shareholders

Brendan Flood Provides an Update on Major Developments, Including Recent Market Activity, M&A Strategy and the Company’s Upcoming Special Meeting of Stockholders

New York, NY – May 23, 2017 – Staffing 360 Solutions, Inc. (Nasdaq: STAF), a public company executing a global buy-and-build strategy through the acquisition of staffing organizations in the United States and in the United Kingdom, today released a letter from Brendan Flood, Executive Chairman, that reiterates the Company’s commitment to growth and provides shareholders with an update on Staffing 360’s major developments and insight into management’s expectations for the remainder of 2017.

Dear Employees and Shareholders:

As the Executive Chairman of Staffing 360 Solutions, I wanted to take this time to discuss the Company’s numerous recent developments.

However, before delving into the details of what we have accomplished to date, I’d like to take a brief moment to address our Nasdaq listing.  As I’m sure you are aware, Staffing 360 Solutions has recently been trading below $1.00 per share, which is a major threshold, not only for investors, but also for the Nasdaq exchange itself, as companies can eventually be delisted for trading below this threshold after an extended period of time, as discussed in more detail below.

First, let’s understand the process and the timeline, since there is a significant amount of cushion built into the process.  The initial period to regain compliance with Nasdaq, as disclosed in our public filings, is from January 25, 2017 to July 24, 2017. If at any time during this 180-day period the closing bid price is at least $1.00 for a minimum of 10 consecutive trading days, Nasdaq will typically provide written confirmation of compliance and the matter will be closed.

Instead of waiting for this initial deadline, however, the Company intends to be more proactive.  This week we will send a letter to Nasdaq requesting an additional 180-day extension, which is fairly standard and is usually granted as long as the company meets all other criteria except for price at the end of the initial 180-day period. As of today, the Company meets all of the requirements for the extension.  This letter will outline our plan to achieve the share price threshold before the end of the initial compliance period, and failing that, our commitment to effect other remedies within the 180-day extension period, if necessary, to avoid delisting.

Therefore, although there can be no guarantee, our board and our management team fully expect, barring material changes to our business and current outlook, that we will have another 180 days after July 24, 2017 in which to comply, which would give us until January 20, 2018.  In short, this should provide investors with a strong sense of our timeline and what to expect going forward, as Staffing 360 Solutions has no intention of delisting.

Now on to other things.  Despite our current share price, we are very pleased with where we are on our development plan as we continue to improve our operations and maximize efficiencies.  For this, I commend each and every one of our employees for the positive results that they deliver on a daily basis.

Some of our milestones bear repeating, so here are just a few that have been achieved over the first four months:

•	Over $9 million of financing from Jackson Investment Group, LLC (“JIG”).

•	In March, we received a buy-out offer from JIG, which was an offer to purchase all of the shares of Staffing 360 Solutions at $1.10 per share.

•	Our M&A Program has been re-invigorated and we now have several prospects that we are reviewing, one of which is at an advanced stage.

Another major development on the horizon is our upcoming Special Meeting of Stockholders, which is scheduled for June 15, 2017.  As mentioned in previous letters, the only proposal that didn’t pass at our Annual Shareholder Meeting in January was our change in domicile from Nevada to Delaware. This proposal had 87.9% of all votes cast in favor of it and 46.2% of total shares in issue in favor of it, but needed greater than 50% of shares in issue in order for it to be approved. As a result, we are resubmitting this proposal for your voting consideration.  Going forward, this move to Delaware is, inter alia, anticipated to help streamline costs as we currently need to engage outside Nevada counsel to complete each of our financings and acquisitions.

In addition to the proposal for our change in domicile to Delaware, the proxy also contains various new proposals relating to JIG.  The new proposals include the approval of JIG owning more than 20% of the Company’s common stock, and approval of other potential financings, which we believe will be beneficial for the Company as we continue to grow and secure more capital in 2017.

All shareholders as of the Company's record date of April 18, 2017 are entitled to vote at the Special Meeting of Stockholders, which is set for June 15, 2017. We encourage all shareholders to read the proxy statement that was sent to each shareholder’s address of record.  Our board of directors strongly recommends that shareholders vote in favor of all proposals.  Even if you voted via proxy recently for our Annual Shareholder Meeting, please vote again to ensure your representation and a quorum for the Special Meeting.

As I wrap up the end of this letter, I want to reiterate that our management team and board of directors have the utmost conviction that Staffing 360 Solutions represents a tremendous value, not only today, but across a long-term horizon.  As we continue to implement Staffing 360’s M&A strategy, we remain committed to our vision, committed to our employees, and committed to our loyal shareholders.

Again, if you haven’t had a chance yet, we encourage all investors to read our proxy materials and vote in advance of our Special Meeting so that we have sufficient quorum, either through the mail, via phone at 800-690-6903, or online at: www.proxyvote.com

Respectfully,

Brendan Flood

Executive Chairman

Staffing 360 Solutions, Inc.

Ticker: STAF

About Staffing 360 Solutions, Inc.

Staffing 360 Solutions, Inc. (Nasdaq: STAF) is a public company in the staffing sector engaged in the execution of an international buy-and-build strategy through the acquisition of domestic and international staffing organizations in the United States and in the United Kingdom.  The Company believes that the staffing industry offers opportunities for accretive acquisitions that will drive its annual revenues to $300 million.  As part of its targeted consolidation model, the Company is pursuing acquisition targets in the finance and accounting, administrative, engineering, IT, and Light Industrial staffing space.  For more information, please visit: www.staffing360solutions.com.

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Forward-Looking Statements

Certain matters discussed within this press release are forward-looking statements. These statements may be identified by words such as "expect," "look forward to," "anticipate" "intend," "plan," "believe," "seek," "estimate," "will," "project" or words of similar meaning.  Although Staffing 360 Solutions, Inc. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained.  Actual results may vary materially from those expressed or implied by the statements herein, including the goal of achieving annualized revenues of $300 million, due to  the Company’s ability to successfully raise sufficient capital on reasonable terms or at all, to consummate additional target acquisitions, to successfully integrate any newly acquired companies, to organically grow its business, to successfully defend any potential future litigation, changes in local or national economic conditions, the Company’s ability to comply with its contractual covenants, including in respect of its debt,  as well as various additional risks, many of which are unknown at this time and generally out of the Company’s control, and which are detailed from time to time in Staffing 360 Solutions’ reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.  Staffing 360 Solutions does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law.

Additional Information for Stockholders

In connection with our proposed change in domicile from Nevada to Delaware, the issuance of shares to Jackson Investment Group and the potential future issuance of shares in an equity offering, Staffing 360 Solutions, Inc. has filed a definitive proxy statement and other materials with the SEC. In addition, we may also file other relevant documents with the SEC regarding these proposals. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT(S) AND OTHER DOCUMENTS THAT HAVE BEEN OR MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Investors and security holders may obtain a free copy of the proxy statement(s) and other documents filed with the SEC by Staffing 360 Solutions, Inc., at our website, www.staffing360solutions.com, or at the SEC’s website, www.sec.gov.  The proxy statement(s) and other relevant documents may also be obtained for free from Staffing 360 Solutions, Inc. by writing to Staffing 360 Solutions, Inc., 641 Lexington Avenue, 27th Floor, New York, NY 10022 Attention: Investor Relations.

Participants in the Solicitation

Staffing 360 Solutions, Inc. and its directors and executive officers may be deemed to be participants in the solicitation of proxies from stockholders in connection with the matters discussed above. Information about our directors and executive officers is set forth in our transition report on Form 10-K/T, as amended, for the transition period ended December 31, 2016, which was filed with the SEC on April 12, 2017. This document can be obtained from the sources indicated above. Information regarding the ownership of our directors and executive officers in our shares of common stock, restricted stock and options is included in our SEC filings on Forms 3, 4, and 5, which can be found through the SEC’s website at www.sec.gov. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the definitive proxy statement and other relevant materials to be filed with the SEC when they become available.

Corporate Investor Contact:

Staffing 360 Solutions, Inc.

Darren Minton, Executive Vice President

+1.646.507.5712

darren.minton@staffing360solutions.com

Financial Contact:

Staffing 360 Solutions, Inc.

David Faiman, Chief Financial Officer

+1.646.507.5711

info@staffing360solutions.com